Exhibit 99.1

LVMH completes the agreement with Belmond

April 17, 2019

LVMH Moët Hennessy Louis Vuitton SE (LVMH.PA), the world’s leading luxury group, and Belmond Ltd. (NYSE: BEL), owners, part-owners or managers of 45 luxury hotel, restaurant, train and river cruise properties, today declared that the acquisition of Belmond by LVMH has been completed.

This transaction, which was announced on December 14, 2018, received approval from Belmond’s shareholders on February 14, 2019, and closed effective today.

Under the terms of the $3.2 billion enterprise value transaction, Belmond’s shareholders received $25.00 per Class A share in cash. With the completion of the acquisition, Belmond’s Class A common shares will no longer be listed on the New York Stock Exchange.

LVMH

LVMH Moët Hennessy Louis Vuitton is represented in Wines and Spirits by a portfolio of brands that includes Moët & Chandon, Dom Pérignon, Veuve Clicquot Ponsardin, Krug, Ruinart, Mercier, Château d’Yquem, Domaine du Clos des Lambrays, Château Cheval Blanc, Colgin Cellars, Hennessy, Glenmorangie, Ardbeg, Belvedere, Woodinville, Volcán de Mi Tierra, Chandon, Cloudy Bay, Terrazas de los Andes, Cheval des Andes, Cape Mentelle, Newton, Bodega Numanthia and Ao Yun. Its Fashion and Leather Goods division includes Louis Vuitton, Christian Dior Couture, Celine, Loewe, Kenzo, Givenchy, Pink Shirtmaker, Fendi, Emilio Pucci, Marc Jacobs, Berluti, Nicholas Kirkwood, Loro Piana, RIMOWA and Jean Patou. LVMH is present in the Perfumes and Cosmetics sector with Parfums Christian Dior, Guerlain, Parfums Givenchy, Kenzo Parfums, Perfumes Loewe, Benefit Cosmetics, Make Up For Ever, Acqua di Parma, Fresh, Fenty Beauty by Rihanna and Maison Francis Kurkdjian. LVMH’s Watches and Jewelry division comprises Bvlgari, TAG Heuer, Chaumet, Dior Watches, Zenith, Fred and Hublot. LVMH is also active in selective retailing as well as in other activities through DFS, Sephora, Le Bon Marché, La Samaritaine, Groupe Les Echos, Cova, Le Jardin d’Acclimatation, Royal Van Lent, Belmond and Cheval Blanc hotels.

BELMOND Ltd

Belmond (Belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established over 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 45 hotel, rail and river cruise experiences, excluding one scheduled for a 2018 opening in London, in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and two river cruises. Belmond also operates ‘21’ Club, one of New York’s most storied restaurants. Further information on the Company can be found at investor.Belmond.com.

LVMH CONTACTS

Analysts and investors	Media
Chris Hollis	Jean-Charles Tréhan
LVMH	LVMH
+ 33 1 4413 2122	+ 33 1 4413 2620

MEDIA CONTACTS

France	Italy
Michel Calzaroni, Olivier Labesse, Hugues Schmitt,	Michele Calcaterra, Matteo Steinbach
Thomas Roborel de Climens	SEC and Partners
DGM Conseil	+ 39 02 6249991
+ 33 1 4070 1189

UK	US
Hugh Morrison, Charlotte McMullen	James Fingeroth, Molly Morse, Anntal Silver
Montfort Communications	Kekst & Company
+ 44 7921 881 800	+ 1 212 521 4800

BELMOND CONTACTS

Martin O’Grady	Jocelyn Betts
EVP - CFO	Corporate Communications Director
+ 44 20 3117 1333	+44 20 3117 1362
E: martin.ogrady@belmond.com	E: jocelyn.betts@belmond.com